SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15 (d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


     Date of report (Date of earliest event reported)   February 25, 1997
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                            Tel-Save Holdings, Inc.
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               (Exact Name of Registrant as Specified in Charter)


Delaware                            0-26728                     23-2827736
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(State or Other Jurisdiction     (Commission                  (IRS Employer
      of Incorporation)           File Number)             Identification No.)


6805 Route 202, New Hope, PA                                     18938
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(Address of Principal Executive Offices)                      (Zip Code)


Registrant's telephone number, including area code 215-862-1500
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         (Former Name or Former Address, if Changed Since Last Report)

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Item 5.  Other Events.

         On February 25, 1997, Registrant announced that it and its operating subsidiary, Tel-Save, Inc. ("TS"), had entered into a Telecommunications Marketing Agreement (the "Agreement"), dated as of February 22, 1997 and effective as of February 25, 1997, with America Online, Inc. ("AOL"), under which TS will be the exclusive provider of long-distance telecommunications services to be marketed by AOL to all of the subscribers to AOL's online network under a distinctive brand name to be used exclusively for these TS services. The services will include provision for online sign-up, call detail and reports and credit card payment. Under the Agreement, AOL will provide millions of dollars of online advertising and promotion of the services and provide all of its subscribers with access to a dedicated TS service area online. AOL subscribers who sign-up for the telecommunications services will be customers of TS, as the carrier providing such services. TS also has certain rights under the Agreement to offer, on a comparably exclusive basis, local and wireless telecommunications services when available.

         It is anticipated that the services will be tested in the early summer and offered generally to AOL subscribers in the fall of 1997. The Agreement has an initial term of three years and can be extended by AOL on an annual basis thereafter.

         Under the Agreement, TS made an initial payment of $100,000,000 to AOL at signing and agreed to provide marketing payments to AOL based on a percentage of TS' profits from the services (between 50% and 70%, depending on the number of subscribers to the services). The Agreement provides that $43 million of the initial payment will be offset and recoverable by TS through reduction of such profit-based marketing payments during the initial term of the Agreement or, subject to certain monthly reductions by offset of the amount thereof, directly by AOL upon certain earlier terminations of the Agreement. The $57 million balance of the initial payment will be offset and is recoverable through a percentage of such profit-based marketing payments made after the first five years of the Agreement (when extended beyond the initial term) and by offset against a percentage of AOL's share of the profits from the services after termination or expiration of the Agreement. Any portion of the $43 million not previously recovered or reduced in amount would be added to the $57 million and would be recoverable similarly.

         Also under the Agreement, Registrant issued to AOL at signing two warrants to purchase shares of Registrant's common stock at a premium over the market value of such stock on the issuance date. One warrant is for 5 million shares, at an exercise price of $15.50 per share, one-half of which shares will vest at the time the service is first made generally available to AOL online network subscribers in accordance with the Agreement or the first anniversary of the warrant issuance, whichever is earlier, and the balance of which will vest on the first anniversary of issuance if the Agreement has not terminated. The other warrant is


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for up to 7 million shares, at an exercise price of $14.00 per share, which will vest, commencing December 31, 1997, based on the number of subscribers to the services and would vest fully if there are at least 3.5 million such subscribers at any one time. Registrant also agreed to issue to AOL an additional warrant to purchase 1 million shares of its common stock, at market value at the time of issuance, upon each of the first two annual extensions by AOL of the term of the Agreement, which warrants also will vest based on the number of subscribers to the services.

         In connection with the Agreement, TS and AOL will jointly develop the online marketing and advertising for the services. TS will provide online customer service as well as inbound calling customer service to the AOL member base in connection with the services. While TS expects to utilize its Clearwater, Florida facility to provide customer service support to AOL members, the Company may need to increase staffing and purchase equipment to support this activity. TS anticipates that it will incur expenses for the start-up and development of the services contemplated in the Agreement during 1997, including expenses for the expansion of the Clearwater operation, for software programming and for software and hardware additions to TS's network, OBN, to expand its capacity for the traffic. TS believes that the increased revenues to TS resulting from the AOL Agreement and the services offered pursuant thereto will be limited in 1997, but could be significant in 1998, although there can be no assurance that these results can be achieved in light of a number of uncertainties, including the following: TS's ability to timely develop the online ordering, call detail, billing and customer services for the AOL members, which will require, among other things, being able to identify and employ sufficient personnel qualified to provide necessary programming; TS's and AOL's ability to work effectively together to jointly develop the online marketing contemplated by the Agreement; the response rate to online promotions of AOL's online subscribers, most of whom are expected to be residential rather than businesses, which have historically been TS's customer base; TS's ability to expand OBN to accommodate increased traffic levels; and AOL's ability to successfully execute its publicly stated business plan and implement its announced network changes to improve member access to its online service.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      Tel-Save Holdings, Inc.
                                            (Registrant)



Date:  March 6, 1997                  By:  Aloysius T. Lawn, IV
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                                             General Counsel and Secretary